As filed with the Securities and Exchange Commission on February 6, 2014	Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________

ATTUNITY LTD.
(Exact name of registrant as specified in its charter)

Israel (State or Other Jurisdiction of Incorporation or Organization)	None (I.R.S. Employer Identification Number)

16 Atir Yeda Street, Atir Yeda Industrial Park, Kfar Saba 4464321, Israel
 (Address of Principal Executive Offices; Zip Code)
_______________

Attunity Ltd 2012 Stock Incentive Plan
(Full Title of the Plan)
_______________

Dror Harel-Elkayam
CFO and Secretary
Attunity Inc.
70 Blanchard Road
Burlington, Massachusetts 01803
(Name and Address of Agent for Service)

(781) 730 4070
 (Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Ido Zemach, Adv.
Goldfarb Seligman & Co.
Electra Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel
Fax: (+972 3) 608-9908

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (4)
Ordinary Shares, par value NIS 0.40 per share	1,000	$8.04	(2)	$8,040	(2)	$1.04
Ordinary Shares, par value NIS 0.40 per share	21,500	$5.85	(2)	$125,775	(2)	$16.20
Ordinary Shares, par value NIS 0.40 per share	10,000	$5.72	(2)	$57,200	(2)	$7.37
Ordinary Shares, par value NIS 0.40 per share	40,500	$5.68	(2)	$230,040	(2)	$29.63
Ordinary Shares, par value NIS 0.40 per share	93,338	$8.55	(2)	$798,040	(2)	$102.79
Ordinary Shares, par value NIS 0.40 per share	92,500	$8.92	(2)	$825,100	(2)	$106.27
Ordinary Shares, par value NIS 0.40 per share	20,000	$10.03	(2)	$200,600	(2)	$25.84
Ordinary Shares, par value NIS 0.40 per share	51,250	$10.41	(2)	$533,513	(2)	$68.72
Ordinary Shares, par value NIS 0.40 per share	800,000	$9.71	(3)	$7,768,000	(3)	$1,000.52

Total	1,130,088	N/A		$10,546,308		$1,358.38

(1)
Plus such number of ordinary shares of the Registrant, as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the exercise price provided for in the relevant stock options, in accordance with Rules 457(c) and 457(h) under the Securities Act.

(3)
The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the ordinary shares on the NASDAQ Capital Market on February 5, 2014, a date within five (5) business days prior to the date of this Registration Statement.

(4)	Calculated pursuant to Section 6(b) of the Securities Act as follows: proposed maximum aggregate offering price multiplied by 0.0001288.
________________________________

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

As used in this Registration Statement, the terms “we,” “us,” “our,” the “Company,” and the “Registrant” mean Attunity Ltd.  The references to the “Companies Law” are to the Israeli Companies Law, 5759-1999 (as amended). The references to the “Commission” are to the Securities and Exchange Commission.

In December 2012, the Company's shareholders approved, among others, the adoption of the Attunity Ltd 2012 Stock Incentive Plan (the "2012 Plan"), including that the total number of Ordinary Shares that may be subject to awards under the 2012 Plan as well as under the Company's other equity incentive plans (currently, the 2001 Employee Stock Option Plan and the 2003 Israeli Stock Option Plan) (subject to appropriate adjustments in the case of stock splits, stock dividends and similar recapitalization events, the "Joint Reserved Pool"). As of the date hereof, the Joint Reserved Pool is 3,250,625 Ordinary Shares.

The purpose of this Registration Statement on Form S-8 is to register 1,130,088 Ordinary Shares of the Company for issuance under the 2012 Plan, of which (i) 330,088 Ordinary Shares are issuable pursuant to outstanding stock options and (ii) 800,000 Ordinary Shares are reserved for issuance under future stock option and/or other equity incentive award. For the sake of clarity, all of the 1,130,088 Ordinary Shares are part of the Joint Reserved Pool.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Attunity hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the Commission on March 29, 2013;

(b)
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in clause (a) above; and

(c)
The description of our ordinary shares contained in Item 1 of our Registration Statement on Form 8-A (File No. 0-20892) filed on July 25, 2012 under the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant’s Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable

Item 6.    Indemnification of Directors and Officers

Exculpation of Office Holders. Under the Companies Law, an Israeli company may not exempt an office holder from his or her liability for a breach of the duty of loyalty to the company, but may exempt an office holder, in advance, from his or her liability, in whole or in part, for a breach of his or her duty of care to the company (except with regard to distributions), if the articles of association so provide. Our articles of association permit us to exempt our office holders to the fullest extent permitted by law.

Office Holders’ Insurance. As permitted by the Companies Law, our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders concerning an act performed by him or her in his or her capacity as an office holder for:

•	a breach of his or her duty of care to us or to another person;
•	a breach of his or her duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice our interests;
•	a financial liability imposed upon him or her in favor of another person;
•
expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an office holder in the Company.

Indemnification of Office Holders. As permitted by the Companies Law, our articles of association provide that we may indemnify any of our office holders for an act performed in his or her capacity as an office holder, retroactively (after the liability has been incurred) or in advance against the following:

•
a financial liability incurred by, or imposed on, him or her in favor of another person by any judgment, including a settlement or an arbitration award approved by a court; provided that our undertaking to indemnify with respect to such events on a prospective basis is limited to events that our board of directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or standard that our board of directors determines to be reasonable under the circumstances, and further provided that such events and amount or criteria are set forth in the undertaking to indemnify;

•
reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent or in connection with a financial sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or charged to him or her by a court, resulting from the following: proceedings we institute against him or her or instituted on our behalf or by another person; a criminal indictment from which he or she was acquitted; or a criminal indictment in which he or she was convicted for a criminal offense that does not require proof of intent;

•
expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder in the Company.

Limitations on Exculpation, Insurance and Indemnification. The Companies Law provides that a company may not indemnify an office holder nor exculpate an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the office holder of his or her duty of loyalty, unless with respect to indemnification and insurance, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his or her duty of care if the breach was committed intentionally or recklessly, unless it was committed only negligently;
•	any act or omission committed with the intent to derive an illegal personal benefit; or
•	any fine levied against the office holder.

In addition, under the Companies Law, exculpation of, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in specified circumstances, such as if the office holder is a director, by our shareholders.

We have undertaken to indemnify our office holders to the fullest extent permitted by law by providing them with a Letter of Indemnification, the form of which was approved by our shareholders. We also currently maintain directors and officers liability insurance with an aggregate coverage limit of $15 million, including legal costs incurred.

Item 7.     Exemption from Registration Claimed

Not applicable

Item 8.    Exhibits.

The following exhibits are filed as part of this registration statement:

EXHIBIT INDEX

EXHIBIT NO.        DESCRIPTION

3.1           Memorandum of Association of the Registrant, as amended and restated (1).

3.2           Amended and Restated Articles of Association of the Registrant (2).

4.1           2012 Stock Incentive Plan (3).

4.2           Specimen of Ordinary Share Certificate (4).

5.1           Opinion of Goldfarb Seligman & Co.*

23.1         Consent of Goldfarb Seligman & Co. (contained in Exhibit 5.1).

23.2         Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.*

24.1         Powers of Attorney (included in the signature page to this Registration Statement).
___________
(1)	Filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form F-3, filed with the Commission on September 27, 2012, and incorporated herein by reference.
(2)	Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form F-3, filed with the Commission on September 27, 2012, and incorporated herein by reference.
(3)	Filed as Annex A to the Registrant’s Proxy Statement filed on Report of Foreign Private Issuer on Form 6-K submitted to the Commission on November 20, 2012, and incorporated herein by reference.
(4)	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-3, filed with the Commission on September 27, 2012, and incorporated herein by reference.

* Filed herewith.

Item 9.    Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kfar Saba, Israel, on the 6th day of February, 2014.

ATTUNITY LTD

By:	/s/ Dror Harel-Elkayam
Name:	Dror Harel-Elkayam
Title:	CFO and Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.  The undersigned officers and directors of the registrant hereby severally constitute and appoint Shimon Alon and Dror Elkayam, and each of them, our true and lawful attorney-in-fact to sign for us and in our names in the capacities indicated below any and all amendments or supplements, whether pre-effective or post-effective, to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

Signature	Title	Date

/s/ Shimon Alon Shimon Alon	Chairman of the Board and Chief Executive Officer	February 6, 2014

/s/ Dror Harel-Elkayam Dror Harel-Elkayam	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	February 6, 2014

__________ Dov Biran	Director

/s/ Dan Falk Dan Falk	Director	February 6, 2014

/s/ Tali Alush-Aben Tali Alush-Aben	Director	February 6, 2014

/s/ Gil Weiser Gil Weiser	Director	February 6, 2014

/s/ Ron Zuckerman Ron Zuckerman	Director	February 6, 2014

Attunity Inc. By: /s/ Dror Harel-Elkayam Name: Dror Harel-Elkayam Title: CFO and Secretary	Authorized Representative in the United States	February 6, 2014

EXHIBIT INDEX

EXHIBIT NO.        DESCRIPTION

3.1           Memorandum of Association of the Registrant, as amended and restated (1).

3.2           Amended and Restated Articles of Association of the Registrant (2).

4.1           2012 Stock Incentive Plan (3).

4.2           Specimen of Ordinary Share Certificate (4).

5.1           Opinion of Goldfarb Seligman & Co.*

23.1          Consent of Goldfarb Seligman & Co. (contained in Exhibit 5.1).

23.2          Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.*

24.1         Powers of Attorney (included in the signature page to this Registration Statement).
___________
(1)	Filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form F-3, filed with the Commission on September 27, 2012, and incorporated herein by reference.
(2)	Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form F-3, filed with the Commission on September 27, 2012, and incorporated herein by reference.
(3)	Filed as Annex A to the Registrant’s Proxy Statement filed on Report of Foreign Private Issuer on Form 6-K submitted to the Commission on November 20, 2012, and incorporated herein by reference.
(4)	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-3, filed with the Commission on September 27, 2012, and incorporated herein by reference.

* Filed herewith.